Exhibit 3.30

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LIFECARE MANAGEMENT SERVICES, L.L.C.

Dated as of December 1, 1998

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LIFECARE MANAGEMENT SERVICES, L.L.C.

a Louisiana limited liability company

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Construction	2

ARTICLE II ORGANIZATION		2
2.1	Formation	2
2.2	Name	2
2.3	Offices and Registered Agent	2
2.4	Purposes	2
2.5	Operating Agreement	2
2.6	Foreign Qualification	2
2.7	Term	3
2.8	Mergers and Exchanges	3

ARTICLE III MEMBERSHIP		3
3.1	Member	3
3.2	Liability to Third Parties	3
3.3	Reliance	3

ARTICLE IV CAPITAL CONTRIBUTIONS; DISTRIBUTIONS		3
4.1	Capital Contributions	3
4.2	Distributions	3

ARTICLE V MANAGEMENT		4
5.1	Management by Managers	4
5.2	Actions by Managers	5
5.3	Number and Term of Office	5
5.4	Vacancies; Removal; Resignation	5
5.5	Meetings	5
5.6	Approval or Ratification of Acts or Contracts by Member	6
5.7	Action by Written Consent or Telephone Conference	6
5.8	Conflicts of Interest	6
5.9	Officers	6
5.10	Reimbursement	9
5.11	Duties of Member and Managers	9

ARTICLE VI INDEMNIFICATION		9
6.1	Right to Indemnification	9
6.2	Insurance	10
6.3	Savings Clause	10

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ARTICLE VII TRANSFERS OF MEMBERSHIP INTEREST AND ADMISSION OF MEMBERS		10
7.1	Disposition	10
7.2	Admission of Additional Members	10

ARTICLE VIII TAXES		11
8.1	Disregard of Entity	11
8.2	Tax Returns	11
8.3	Tax Elections	11

ARTICLE IX BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS		11
9.1	Maintenance of Books	11
9.2	Accounts	11

ARTICLE X DISSOLUTION, LIQUIDATION AND TERMINATION		12
10.1	Dissolution	12
10.2	Liquidation and Termination	12
10.3	Articles of Dissolution	12

ARTICLE XI GENERAL PROVISIONS		13
11.1	Payment of Expenses and Compensation	13
11.2	Offset	13
11.3	Entire Agreement	13
11.4	Effect of Waiver or Consent	13
11.5	Amendments to Operating Agreement or Articles	13
11.6	Binding Effect	13
11.7	Governing Law; Severability	13
11.8	Further Assurances	14
11.9	Creditors	14

ii

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

LIFECARE MANAGEMENT SERVICES, L.L.C.

a Louisiana limited liability company

This Amended and Restated Operating Agreement of LifeCare Management Services, L.L.C. (this “Agreement”), dated as of December 1, 1998, is adopted and entered into by LifeCare Holdings, Inc., a Delaware corporation, as the sole Member of LifeCare Management Services, L.L.C., a Louisiana limited liability company formed and existing pursuant to its Articles of Organization.

ARTICLE I

DEFINITIONS

I.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” means the Louisiana Limited Liability Company Law, currently found at Sections 12:1301 through 12:1369 of the Louisiana Revised Statutes, and any successor statute, as amended from time to time.

“Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Capital Contribution” means any contribution by a Member to the capital of the Company.

“Articles” has the meaning given that term in Section 2.1.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

“Company” means LifeCare Management Services, L.L.C., a Louisiana limited liability company.

“Managers” has the meaning given that term in Section 2.1.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member, but does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of a Member in the Company, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

“Person” means an individual or a corporation, limited liability company, partnership, trust, estate, unincorporated organization, association or other entity.

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Other terms defined herein have the meanings so given them.

I.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Unless the context makes clear to the contrary, all references to an Article or a Section refer to articles and sections of this Agreement.

ARTICLE II

ORGANIZATION

II.1 Formation. The Company has been organized as a Louisiana limited liability company by the filing of Articles of Organization (the “Articles”) under and pursuant to the Act.

II.2 Name. The name of the Company is “LifeCare Management Services, L.L.C.,” and all Company business must be conducted in that name or such other names that comply with applicable law as the Managers may select from time to time.

II.3 Offices and Registered Agent. The registered office of the Company required by the Act to be maintained in the State of Louisiana shall be the office of the initial registered agent named in the Articles or such other office as the Member may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Louisiana shall be the initial registered agent named in the Articles or such other Person or Persons as the Managers may designate from time to time in the manner provided by law. The principal office of the Company in the United States shall be at such place as the Managers may designate from time to time, which need not be in the State of Louisiana, and the Company shall maintain records there as required, if at all, by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of Louisiana. The Company may have such other offices as the Managers may designate from time to time.

II.4 Purposes. The purpose of the Company is to transact any and all lawful business for which limited liability companies may be organized under the Act and to do all things necessary or incidental thereto to the fullest extent permitted by law.

II.5 Operating Agreement. It is the express intention of the parties that this Agreement shall be the sole source of agreement between the Member and the Company and the sole source of regulations governing the conduct of the Company.

II.6 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than Louisiana, the Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The officers (or any of them) shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business or cease to conduct business.

LifeCare Management Services, L.L.C. Amended and Restated Operating Agreement	Page 2

II.7 Term. The Company commenced on the date of filing of the Articles with the Secretary of State of Louisiana and has and shall continue in existence until such time as this Agreement may specify, unless otherwise indicated in the Articles.

II.8 Mergers and Exchanges. The Company may be a party to a merger, consolidation, conversion or other reorganization of the types permitted by the Act.

ARTICLE III

MEMBERSHIP

III.1 Member. The sole Member of the Company is LifeCare Holdings, Inc., a Delaware corporation, which has been admitted to the Company as a Member.

III.2 Liability to Third Parties. No Member shall be liable for the debts, obligations or liabilities of the Company (whether arising in contract, tort or otherwise), including under a judgment, decree or order of a court or arbitrator. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for the debts, obligations or liabilities of the Company.

III.3 Reliance. The Member and the Managers shall be entitled to rely on the provisions of this Agreement, and the Member and the Managers shall not be liable to the Company for any action or refusal to act taken in good faith and in reliance on the terms of this Agreement. The Member and the Company hereby agree that the duties and obligations imposed on the Member and the Managers as such shall be those set forth in this Agreement, which are intended to govern the relationship between the Company and the Member and the Managers, notwithstanding any provision of the Act or common law to the contrary.

ARTICLE IV

CAPITAL CONTRIBUTIONS; DISTRIBUTIONS

IV.1 Capital Contributions. Capital Contributions may be made by the Member at the Member’s discretion.

IV.2 Distributions. The Company may make distributions as determined by the Member from time to time in the Member’s discretion. No distribution shall be made unless, after the distribution, the fair value of the assets of the Company (except property that is subject to a liability for which recourse of creditors is limited shall be included only to the extent that the fair value of that property exceeds that liability) exceeds the liabilities of the Company (other than liabilities to the Member with respect to the Member’s interest and liabilities for which the recourse of creditors is limited to specific property of the Company).

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ARTICLE V

MANAGEMENT

V.1 Management by Managers.

(a) Powers. Except for situations in which the approval of the Member is required by the Articles, this Agreement or by nonwaivable provisions of applicable law, and subject to the provisions of Section 5.1(b), the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the managers (the “Managers”), and the Managers may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

(i) entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

(ii) opening and maintaining financial institution and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(iii) maintaining or causing to be maintained the assets of the Company;

(iv) collecting sums due the Company;

(v) to the extent that funds of the Company are available therefor, paying debts and obligations of the Company;

(vi) acquiring, utilizing for Company purposes and disposing of any asset of the Company;

(vii) borrowing money or otherwise committing the credit of the Company for Company activities and voluntary prepayments or extensions of debt;

(viii) selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

(ix) obtaining insurance for the Company;

(x) instituting, prosecuting, defending and settling any legal, arbitration or administrative actions or proceedings on behalf of or against the Company; and

(xi) establishing a seal for the Company.

LifeCare Management Services, L.L.C. Amended and Restated Operating Agreement	Page 4

(b) Member Approval. Notwithstanding the provisions of Section 5.1(a), the Managers may not cause the Company to do any of the following without complying with any applicable requirements of the Act:

(i) sell, lease, exchange or otherwise dispose of (other than by way of a pledge, mortgage, deed of trust or trust indenture) all or substantially all the Company’s property and assets (with or without good will), outside the usual and regular course of the Company’s business;

(ii) be a party to a merger or an exchange or acquisition;

(iii) amend or restate the Articles; and

(iv) any other action which the Member by written action restricts the Managers from taking.

(c) Sole Manager. Whenever in this Agreement a reference is made to the Managers, such reference shall include a sole Manager, who shall have all the authority of the Managers set forth herein.

V.2 Actions by Managers. In managing the business and affairs of the Company and exercising its powers, the Managers shall act collectively through meetings and written consents pursuant to Sections 5.5 and 5.7.

V.3 Number and Term of Office. The number of Managers of the Company shall be determined from time to time by action of the Member. Each Manager shall hold office for the term for which such Manager is elected and thereafter until such Manager’s successor shall have been elected and qualified, or until such Manager’s earlier death, resignation or removal. Unless otherwise provided in the Articles, Managers need not be Members or residents of the State of Louisiana.

V.4 Vacancies; Removal; Resignation. Subject to other provisions of this Section, any vacancy occurring in the Managers may be filled by the Member. A Manager elected to fill a vacancy shall be elected for the unexpired term of such Manager’s predecessor in office. Any Manager position to be filled by reason of an increase in the number of Managers shall be filled by the Member. The Member may, at any time and with or without cause, terminate the term of office of all or any of the Managers. Such removal shall be effective immediately upon Member action even if successors are not elected simultaneously. Any Manager may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Member. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

V.5 Meetings.

(a) Quorum. Unless otherwise required by law or provided in the Articles or this Agreement, a majority of the total number of Managers fixed by, or in the manner provided in, the Articles or this Agreement shall constitute a quorum for the transaction of business of the Managers, and the act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Managers. A Manager who is present at a meeting of the Managers at which action on any Company matter is taken shall be presumed to have assented to the action unless such Manager’s dissent shall be entered in the minutes of the meeting or unless such Manager shall file a written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

LifeCare Management Services, L.L.C. Amended and Restated Operating Agreement	Page 5

(b) Order of Business and Attendance. At all meetings of the Managers, business shall be transacted in such order as shall from time to time be determined by resolution of the Managers. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Regular Meetings. Regular meetings of the Managers shall be held at such times and places as shall be designated from time to time by resolution of the Managers. Notice of such regular meetings shall not be required.

(d) Special Meetings. Special meetings of the Managers may be called by any Manager or by the Member on at least twenty-four (24) hours notice to each other Manager. Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may otherwise be required by law or provided for by the Articles or this Agreement.

V.6 Approval or Ratification of Acts or Contracts by Member. The Managers in their discretion may submit any act or contract for approval or ratification by the Member. Failure of the Managers for any reason (or for no reason) to submit any act or contract to the Member for approval or ratification shall not in any way act to, or be deemed to, make such act or contract void or voidable.

V.7 Action by Written Consent or Telephone Conference. Any action permitted or required by the Act, the Articles or this Agreement to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Managers. Such consent shall have the same force and effect as a unanimous vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Louisiana, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Managers. Subject to the requirements of the Act, the Articles or this Agreement for notice of meetings, unless otherwise restricted by the Articles, Managers may participate in, and hold, a meeting of the Managers by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

V.8 Conflicts of Interest. Subject to the other express provisions of this Agreement, the Member and, in the absence of a contrary action or resolution by the Member, each Manager and officer of the Company, at any time and from time to time may engage in, and possess, interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager or officer the right to participate therein. The Company may transact business with any Manager, Member, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

V.9 Officers.

(a) Generally. The Managers may, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Louisiana, a Member or a Manager. Any officers so designated, which shall not be limited to those officers specified in this Section 5.9, shall have

LifeCare Management Services, L.L.C. Amended and Restated Operating Agreement	Page 6

such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers. Each officer shall hold office until such officer’s successor shall be duly designated and shall qualify or until such officer’s death or until such officer shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers and shall be reasonable with respect to the services rendered.

(b) Resignation and Removal. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managers. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Managers whenever in the Managers’ judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

(c) Chairman of the Managers. The Chairman of the Managers, if any, shall be the Chief Executive Officer of the Company and, subject to the provisions of this Agreement, shall have general supervision of the affairs of the Company and shall have general and active control of all its business. The Chairman of the Managers shall preside, when present, at all meetings of the Managers and shall see that all orders and resolutions of the Managers and the Member are carried into effect. The Chairman of the Managers shall have general authority to execute bonds, deeds and contracts in the name of the Company and affix the Company seal thereto; to cause the employment or appointment of such employees and agents of the Company as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of this Agreement; to remove or suspend any employee or agent who shall have been employed or appointed under the Chairman of the Manager’s authority or under authority of an officer subordinate to the Chairman of the Managers; to suspend for cause, pending final action by the authority which shall have elected or appointed by such officer, any officer subordinate to the Chairman of the Managers; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in this Agreement.

(d) President. In the absence of a Chairman of the Managers, the President shall be the ranking and Chief Executive Officer of the Company and shall have the duties, responsibilities, authority and power of the Chairman of the Managers.

(e) Vice Presidents. In the absence of the President or in the event of the President’s inability or refusal to act, the Vice President, if any (or in the event there be more than one, the Vice Presidents in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the President. The Vice President shall perform such other duties and have such other powers as the Managers or the Chief Executive Officer may from time to time prescribe. The Vice President in charge of finance, if any, shall also perform the duties and assume the responsibilities described in this Article for the Treasurer and shall report directly to the Chief Executive Officer of the Company.

(f) Secretary. The Secretary shall attend and record minutes of the proceedings of all meetings of the Manager and shall file the records of such meetings in one or more books to be kept by the Secretary for that purpose. The Secretary shall give, or cause to be given, notice of all special meetings of the

LifeCare Management Services, L.L.C. Amended and Restated Operating Agreement	Page 7

Managers and shall perform such other duties as may be prescribed by the Managers or the Chief Executive Officer, under whose supervision the Secretary shall be. The Secretary shall have custody of the seal of the Company (if any) and the Secretary, or an Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and, when so affixed, the instrument may be attested by the Secretary’s signature or by the signature of such Assistant Secretary. The Managers may give general authority to any other officer to affix the seal of the Company and to attest the affixing by such officer’s signature. The Secretary shall keep and account for all books, documents, papers and records of the Company except those for which some other officer or agent is properly accountable. The Secretary shall generally perform all the duties usually appertaining to the office of the secretary of a corporation.

(g) Assistant Secretaries. In the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, the Assistant Secretary, if any (or, if there be more than one, the Assistant Secretaries in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Managers, the Chief Executive Officer or the Secretary may from time to time prescribe.

(h) Treasurer. The Treasurer, if any (or the Vice President in charge of finance, if one be elected), shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers or the Chief Executive Officer. The Treasurer shall disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the Managers, at regular meetings or when the Managers so require, an account of all the Treasurer’s transactions as Treasurer and of the financial condition of the Company. If required by the Managers, the Treasurer shall give the Company a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Managers for the faithful performance of the duties of the Treasurer’s office and for the restoration of the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company. The Treasurer shall be under the supervision of the Vice President in charge of finance, if any, and shall perform such other duties as may be prescribed by the Managers, the Chief Executive Officer or any such Vice President in charge of finance.

(i) Assistant Treasurers. In the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, the Assistant Treasurer, if one be elected (or, if there shall be more than one, the Assistant Treasurer in the order designated or, in the absence of any designation, then in the order of their election), shall perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Managers, the Chief Executive Officer or the Treasurer may from time to time prescribe.

(j) Bonding. If required by the Managers, all or certain of the officers shall give the Company a bond, in such form, in such sum and with such surety or sureties as shall be satisfactory to the Board, for the faithful performance of the duties of their office and for the restoration to the Company, in case of their death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Company.

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V.10 Reimbursement. The Member, Managers and the officers of the Company shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder.

V.11 Duties of Member and Managers. The Member and the Managers shall not be liable to the Company for any act or omission in their respective capacities as Member or as Manager of the Company, even if the act or omission furthers the Member’s or Manager’s own interest. In discharging such party’s duties, each of the Member and the Managers shall be fully protected in relying in good faith upon the records required to be maintained, if any, under the Act and upon such information, opinions, reports or statements by any of such party’s agents, or by any other Person as to matters the Member or Manager reasonably believes are within such other Person’s professional or expert competence and who or which has been selected with reasonable care by, or on behalf of, the Company, including (without limitation) information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to the Member might be properly paid. Any repeal or amendment of this Section, or adoption of any other provision of the Articles or this Agreement, inconsistent with this Section shall be prospective only and shall not adversely affect any limitation on the liability to the Company of the Member or Managers existing at the time of such repeal, amendment or adoption of an inconsistent provision.

ARTICLE VI

INDEMNIFICATION

VI.1 Right to Indemnification. The Company shall indemnify each Member against any and all liabilities and reasonable expenses that may be incurred by, in connection with, or resulting from, (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (collectively, a “Proceeding”), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the full extent permitted by applicable law. Upon a determination by the Member to do so, the Company may indemnify persons who are or were a Manager, officer, employee or agent of the Company both in their capacities as such and, if serving at the request of the Company as a director, manager, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise, in each of those capacities, against any and all liability and reasonable expense that may be incurred by them in connection with, or resulting from, (a) any Proceeding, (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the full extent permitted by applicable law. The Company will pay or reimburse to the Member and, upon a determination by the Member to do so, the Company may pay or reimburse to all persons who are or were a Manager, officer, employee or agent of the Company, in advance of the final disposition of the Proceeding, all reasonable expenses incurred by such person who was, is or is threatened to be made a named defendant or respondent in a Proceeding to the full extent permitted by applicable law. Upon a determination by the Member to do so, the Company may indemnify persons who are or were an employee or agent (other than a Manager or officer) of the Company, or persons who are not or were not employees or agents of the Company but who are or were serving at the request of the Company as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, limited liability company, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise (collectively, along with the managers, officers, employees and agents of the Company, such persons are referred to herein as “Corporate Functionaries”) against any and all liability and reasonable expense that may be incurred by them in connection with, or

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resulting from, (a) any Proceeding, (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the full extent permitted by applicable law. The rights of indemnification provided for in this Article VI shall be in addition to all rights to which any Corporate Functionary may be entitled under any agreement or vote of Members or as a matter of law or otherwise.

VI.2 Insurance. The Company may purchase or maintain insurance on behalf of any Corporate Functionary against any liability asserted against, and incurred by, such Corporate Functionary in such a capacity or arising out of such Corporate Functionary’s status as a Corporate Functionary, whether or not the Company would have the power to indemnify such Corporate Functionary against the liability under the Act or this Agreement; provided, however, that if the insurance or other arrangement is with a Person that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the Company would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the Members of the Company. Without limiting the power of the Company to procure or maintain any kind of insurance or arrangement, the Company may, for the benefit of persons indemnified by the Company, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnification obligation by grant of any security interest or other lien on the assets of the Company or (d) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Company or its Affiliates or with any insurer or other person deemed appropriate by the Member of the Company regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Company. In the absence of fraud, the judgment of the Member of the Company as to the terms and conditions of such insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive, and the insurance or arrangement shall not be voidable and shall not subject the Member approving the insurance or arrangement to liability, on any ground, regardless of whether the Member participating in approving such insurance or other arrangement shall be beneficiaries thereof.

VI.3 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

TRANSFERS OF MEMBERSHIP INTEREST AND ADMISSION OF MEMBERS

VII.1 Disposition. The Member’s Membership Interest is transferrable either voluntarily or by operation of law, by sale, assignment, transfer, exchange, mortgage, pledge, grant, hypothecation or otherwise, whether or not for consideration, absolutely or as security or encumbrance. Upon the transfer of the Member’s Membership Interest, the transferee shall be admitted as a Member upon consent of the transferring Member at the time the transfer is completed.

VII.2 Admission of Additional Members. The Member may admit additional Members and determine the amount of capital contribution(s) and the percentage interest in the Company to be held by such new Member. Upon admission of any new Member, this Agreement shall be amended and restated as shall be agreed by the original Member and the new Member so admitted, and shall provide (among other things) for

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allocations and distributions of profits and losses between the Members, voting and other matters deemed appropriate by the Members.

ARTICLE VIII

TAXES

VIII.1 Disregard of Entity. Pursuant to Treasury Regulations § 301.7701-2(a), the Company shall be disregarded for federal income tax purposes because it has a single Member and shall be treated as a branch or division of its Member.

VIII.2 Tax Returns. The Managers shall cause to be prepared and filed any necessary federal and state income tax returns for the Company, including reporting the elections described in Section 8.3.

VIII.3 Tax Elections. The Company shall make the following elections on the appropriate tax returns:

(a) Amortization. If appropriate, to elect to amortize the organizational expenses of the Company and the startup expenditures of the Company ratably over a period of sixty (60) months as permitted under Section 195 of the Code; and

(b) Other Elections. Any other election, including, without limitation, whether the Company shall adopt a cash or accrual method of accounting as the Member may deem appropriate.

ARTICLE IX

BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

IX.1 Maintenance of Books. The Managers shall cause the Company to keep books and records of account and shall keep records of the formal resolutions of the Member and the Managers. The books of account for the Company shall be maintained on a cash or accrual basis (as determined by the Member) in accordance with the terms of this Agreement. The calendar year (or such other year as may be determined by the Member from time to time) shall be the accounting year of the Company.

IX.2 Accounts. The Managers shall cause to be established and maintained one or more separate financial institution and/or investment accounts and arrangements for Company funds in the Company name and with financial institutions and firms that the Managers may determine. The Member may not commingle the Company’s funds with the funds of the Member; however, Company funds may be invested in a manner the same as or similar to the Member’s investment of the Member’s own funds or investments by the Member’s Affiliates.

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ARTICLE X

DISSOLUTION, LIQUIDATION AND TERMINATION

X.1 Dissolution. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a) Voluntary. The election of the Member to do so; or

(b) Involuntary. Entry of a decree of judicial dissolution of the Company under the Act.

X.2 Liquidation and Termination.

(a) Liquidator. On dissolution of the Company, the Member shall serve as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company assets subject to the provisions of this Agreement. The steps to be accomplished by the liquidator are as follows:

(i) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(ii) the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including, without limitation, all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(iii) all remaining assets of the Company shall be distributed to the Member as follows:

(A) the liquidator may sell any or all Company property; and

(B) the net proceeds of sale of Company property and all Company property that has not been sold shall be distributed to the Member; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, ninety (90) days after the date of the liquidation).

(b) Complete Distribution. The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete distribution to the Member with respect to the Member’s Membership Interest and the Member’s interest in the Company’s property.

X.3 Articles of Dissolution. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Managers (or such other Person or Persons as the Act may require or permit) shall file Articles of Dissolution with the Secretary of State of Louisiana, cancel any other filings made pursuant to Section 2.6, and take such other actions as may be necessary to terminate the Company.

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ARTICLE XI

GENERAL PROVISIONS

XI.1 Payment of Expenses and Compensation. The Company shall reimburse the Member for any fees and costs and out-of-pocket expenditures advanced by the Member relating to the formation of the Company and the preparation of this Agreement and associated documentation. Thereafter, all reasonable expenditures of the Company and the Member, with respect to the Member’s duties and obligations contemplated by this Agreement, shall be paid by the Company. The Member shall be entitled to reasonable compensation for services rendered on behalf of the Company, in an amount to be determined from time to time by the Member.

XI.2 Offset. Whenever the Company is to pay any sum to the Member, any amounts the Member owes the Company may be deducted from that sum before payment.

XI.3 Entire Agreement. This Agreement constitutes the entire governing regulations of the Company and supersedes all prior governing regulations of the Company, whether oral or written.

XI.4 Effect of Waiver or Consent. No waiver of any term or condition of this Agreement or consent to any breach or default hereof shall be enforceable unless it is in writing and signed by the Person against which it is sought to be enforced. A waiver or consent to or of any breach or default by any Person in the performance by that Person of such Person’s obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of such Person’s rights with respect to that default until the applicable statute-of-limitations period has run.

XI.5 Amendments to Operating Agreement or Articles. Except for amendments otherwise expressly contemplated herein, this Agreement may be amended or modified from time to time only by the Member. The Articles may be amended or modified from time to time only by the Member.

XI.6 Binding Effect. This Agreement is binding on, and inures to the benefit of, the Member and the Member’s heirs, legal representatives, successors and assigns.

XI.7 Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF LOUISIANA, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

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XI.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

XI.9 Creditors. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the Company.

(Signatures are on next page)

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IN WITNESS WHEREOF, the Member and the Company have executed this Agreement as of the date first set forth above.

MEMBER:

LIFECARE HOLDINGS, INC., a Delaware corporation

By:	/s/ David B. LeBlanc
David B. LeBlanc, President

COMPANY:

LIFECARE MANAGEMENT SERVICES, L.L.C., a Louisiana limited liability company

By:	/s/ David B. LeBlanc
David B. LeBlanc, President

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